As filed with the Securities and Exchange Commission on June 23, 2025

Registration No. 333-277864

Registration No. 333-262165

Registration No. 333-260531

Registration No. 333-256496

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-277864

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-262165

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-260531

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-256496

UNDER THE SECURITIES ACT OF 1933

PHX Minerals Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-1055775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1320 South University Drive, Suite 720 Fort Worth, TX 76107 (405) 948-1560 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jeffrey Slotterback

Chief Financial Officer and Secretary

PHX Minerals Inc.

1320 South University Drive, Suite 720

Fort Worth, TX 76107

(405) 948-1560

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James R. Griffin, Esq.
Claudia Lai, Esq.
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
(214) 746-7779

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (the “Post-Effective Amendments) relate to the following Registration Statements on Form S-3 (together, the “Registration Statements”) filed by PHX Minerals Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-277864, filed with the Commission on March 12, 2024, registering up to an aggregate of $100,000,000 of (i) shares of common stock of the Company, $0.01666 par value per share (“Common Stock”), (ii) shares of preferred stock of the Company, $0.01666 par value per share (“Preferred Stock”), (iii) debt securities, (iv) warrants, (v) Preferred Stock represented by depositary shares, (vi) rights to purchase debt securities, Common Stock, Preferred Stock or other securities, and (vii) units that include Common Stock, Preferred Stock, debt securities, warrants or Preferred Stock represented by depositary shares, and rights to purchase;

•	Registration Statement No. 333-262165, filed with the Commission on January 14, 2022, registering the resale of up to 1,519,481 shares of Common Stock;

•	Registration Statement No. 333-260531, filed with the Commission on October 27, 2021, registering the resale of up to 2,349,207 shares of Common Stock; and

•	Registration Statement No. 333-256496, filed with the Commission on May 26, 2021, registering the resale of up to 1,200,000 shares of Common Stock.

Pursuant to the Agreement and Plan of Merger, dated as of May 8, 2025 (the “Merger Agreement”), by and among the Company, WhiteHawk Acquisition, Inc., a Delaware corporation (“Parent”), and WhiteHawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the respective offering, the Company removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on this 23rd day of June, 2025.

PHX MINERALS INC.

By:	/s/ Jeffrey Slotterback
Name:	Jeffrey Slotterback
Title:	Chief Financial Officer and Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.